Exhibit 4.33

EXCLUSIVE COOPERATION

AGREEMENT

Hainan Yilingliuer Network Technology Co., Ltd.

and

Beijing Yiliulinger Information Technology Co., Ltd.

EXCLUSIVE COOPERATION AGREEMENT

This Service Agreement (“Agreement”), effective on June 1, 2018 (“Effective Date”), is concluded by and between Hainan Yilingliuer Network Technology Co., Ltd. (“Yilingliuer Network”), a company incorporated under the laws of the People’s Republic of China, with its principal place of business at Room 201, Building A18, Hainan Ecological Software Park, High-tech Industries Demonstration Zone, Laocheng District, Hainan and Beijing Yiliulinger Information Technology Co., Ltd. (“Yiliulinger”), a company incorporated under the laws of the People’s Republic of China, with its principal place of business at Room 305, Building 4, Yard 13, Kaifang East Road, Huairou District, Beijing (each “a Party” and collectively, “the Parties”).

BACKGROUND

Whereas, Yilingliuer Network is responsible for Investment Consulting Services in China.

Whereas, Yilingliuer Network acquires the consultation of the investment project in supplemental agreements to this Agreement from Yiliulinger.

Whereas, this Agreement sets forth the terms and conditions under which Yiliulinger as agreed to provide, and Yilingliuer Network has agreed to receive, the Licensing and the Services;

Whereas, the capitalized terms used and not otherwise defined in these recitals are defined in Article 1 of this Agreement;

Now, therefore, in consideration of the mutual promises, covenants, conditions and terms set forth herein, the Parties agree as follows:

1 DEFINITIONS.

Capitalized terms used in this Agreement have the meanings set forth in this Article 1 or as otherwise defined in the context of the provision.

“Effective Date” is June 1, 2018.

“Governing Laws” is defined in Section 6.a.

“Services” means investment consulting services to be provided by Yiliulinger to Yilingliuer Network under this Agreement. Investment Consulting services include: (i) marketing and advertising services; (ii) sales and payment channel management and development; (iii) administrative services including legal, finance, HR and administration; and (iv) other services as the Parties may agree from time to time.

“Service Fee” is defined in Section 4.

“Term” is defined in Section 2.a.

2 TERM AND TERMINATION.

a.

Term. The term of this Agreement will begin on the Effective Date and will remain effective for ten (10) years. After the effective period, Yiliulinger may decide if this Agreement will be renewed and how long it will be renewed for (“Term”).

b.	Termination for Convenience. Yiliulinger may terminate this Agreement upon thirty (30）days’ written notice. Yilingliuer Network shall not terminate this Agreement under any circumstances.

c.	Prior Agreements. This Agreement supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between The Parties relating to the subject matter thereof.

3 EXCLUSIVE COOPERATION AND INTELLECTUAL PROPERTY RIGHTS.

a.

During the Term, Yiliulinger shall provide the Services to Yilingliuer Networkas agreed by the Parties from time to time. Without Yiliulinger.’s consent, Yilingliuer Network is not entitled to the right to engage any other third parties to perform any services similar to the Licensing or the Services.

b.

Yiliulinger reserves all the intellectual property rights developed under this agreement, including but not limited to copyright, patent right, right of patent application, knowhow, business secret, etc.

4 SERVICE FEE AND PAYMENT.

a.

Pursuant to this Agreement and Yilingliuer Network’s request from time to time, Yiliulinger provides Yilingliuer Network with the Services. Yilingliuer Network intends to pay Yiliulinger a level of compensation commensurate with the value of the Services it provides, which are essential and fundamental to the economic success or failure of Yilingliuer Network’s business in China.

b.

To ensure the high quality of the Licensing and the Services, Yiliulinger agrees to be compensated for the Licensing and the Services only if Yilingliuer Network achieves a level of operating profit above a certain rate, initially agreed to be three point five percent (3.5%) (“Expected Profit Rate””) of total revenue derived by Yiliulinger for operating the App in China. The Service Fee will be calculated such that after it is paid, Yilingliuer Network’s operating profit rate will not be lower than the Expected Profit Rate (“Service Fee””). If Yilingliuer Network achieves a level of operating profit above the Expected Profit Rate, the excess profit will be paid to Yiliulinger in the form of Service Fee. The calculation methodology of the Service Fee will be set forth in supplemental agreements to this Agreement. If Yilingliuer Network is unable to achieve the Expected Profit Rate due to Yiliulinger.’s failure in providing the high quality services, Yiliulinger will not be entitled to any Service Fee. The Parties agree to review the Expected Profit Rate from time to time.

Operating profit rate = (Revenues-Cost of revenues-Sales tax and surcharges –Sales expense-G&A expense-R&D expense) /Revenues.

c.

Payments Due. Payment notice for the Service Fee shall be presented on a monthly basis. The Parties agrees to pay the total amounts shown as due within sixty (60) days from the end of such month. The Parties agrees to pay or offset the payments from time to time, as requested by either Party.

d.

Currency. All computations and payments made pursuant to this Article 4 shall be in Chinese RMB. A netting of any amount payable under this Agreement against existing accounts payable and accounts receivable shall be an acceptable manner of payment. effective as of the date of the netting on the books of the Parties.

e.	Retrospection. The Parties agree the Service Fee defined in this Section shall be retrospective to the Parties from the date June 1, 2018.

5 TAXES.

a.

Yiliulinger’s Tax Responsibility. Yiliulinger is liable for any value-added tax, excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from the performance of Services under this Agreement.

b.

Yilingliuer Tech’s Tax Responsibility. Yilingliuer Network is liable for any value-added tax. excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from its performance of this Agreement.

6 COMPLIANCE WITHLAWS.

a.

Compliance. Each Party will perform its obligations under this Agreement in a manner that complies with all laws applicable to that Party’s business. Without limiting the foregoing, the Parties will respectively identify and comply with all laws applicable to the Parties including: (a) laws requiring the procurement of inspections, certificates and approvals needed to perform the Services, and (b) laws regarding healthcare, workplace safety, immigration ,labor standars, wage and hour laws, insurance, data protection and privacy ( collectively, “Governing Laws’ )

b.

Change in Law. The Parties will work together to identify the effect of changes in laws on this Agreement, and will promptly discuss the changes to the terms and provisions of this Agreement, if any, required to comply with all laws.

7 CONSTRUCTION.

a.

Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement. If capable of substantial performance, will remain in full force and effect.

b.	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the People’s Republic of China without regard to conflict of laws principles.

c.

Resolution of Disputes. This Agreement shall be governed by the laws of the People’s Republic of China. All the disputes arising from the conclusion, performance or interpretation of this Agreement shall be settled by the Parties through consultation.

If the consultation fails, the disputes shall be referred to China International economic and Trade Arbitration Commission for arbitration. The place of arbitration shall be in Beijing. The arbitral award shall be final and binding upon both Parties.

Each of Yiliulinger and Yilingliuer Network has caused this Agreement to be signed and delivered by its duly authorized representative to be effective as of the Effective Date.

By:	/s/ Xiaoliang Lei /common seal/	By:	/s/ Xiaoliang Lei /common seal/

Title:	Legal Representative	Title:	Legal Representative
	For and on behalf of		For and on behalf of
	Hainan Yilingliuer Network Technology Co., Ltd.		Beijing Yiliulinger Information Technology Co., Ltd.

Supplemental Agreement

Party A: Hainan Yilingliuer Network Technology Co., Ltd.

Address: Room 201, Building A18, Hainan Ecological Software Park, High-tech Industries Demonstration Zone, Laocheng District, Hainan, P.R.China

Party B: Beijing Yiliulinger Information Technology Co., Ltd.

Address: Room 305, 3F, Building 4, East Kaifang Road, Huairou District, Beijing, P.R.China

An Exclusive Cooperation Agreement (“the Agreement”) was concluded between Party A and Party B (“the Parties”) on June 1,2018. The Parties agree on this supplemental agreement in accordance with the Contract Law of the PRC and other relevant laws and regulations for mutual benefit.

1.	Supplementary Terms

According to Section 1 of the Agreement, Party B agrees to provide investment consulting services to Party A starting from the effective date of this supplemental agreement.

Investment

2.	Above are the supplementary terms to the Agreement. The Parties shall still comply with the terms of the Agreement concluded on June 1 ,2018, which will not be affected by the supplemental agreement.

3.

This supplemental agreement is an indivisible part of the Agreement concluded by the Parties on June 1, 2018. This supplemental agreement is made out in two (2) sets of originals with equal validity. Party A and Party B each have one of the originals. By signing below, the Parties agree to the terms of this supplemental agreement effective from the date of signature.

By:	/s/ Xiaoliang Lei /common seal/	By:	/s/ Xiaoliang Lei /common seal/

Title:	Legal Representative	Title:	Legal Representative
	For and on behalf of		For and on behalf of
	Hainan Yilingliuer Network Technology Co., Ltd.		Beijing Yiliulinger Information Technology Co., Ltd.